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                                                                Exhibit 99.1

                                  RESOLUTION

                                       OF

                              VALDINA CORPORATION


adopted by the Board of Managing Directors of VALDINA CORPORATION N.V., a limited liability company organized under the laws of the Netherlands Antilles and established in Curacao, the Netherlands Antilles.

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RESOLVED to appoint Tarma Trust Management N.V. an Attorney-in-fact for
Valdina Corporation N.V. with immediate effect.

Signed in Curacao this 30th day of June 1992.

VALDINA CORPORATION N.V.



/s/ MYRON DANIA
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Myron Dania
Managing Director